Exhibit 99.1

Iron Mountain Reports Fourth Quarter and Full-Year 2012 Financial Results

Company Delivers Full-Year Results Consistent with Revenue, Adjusted OIBDA and Adjusted EPS Guidance

Fourth Quarter Results Supported by Continued Solid Constant Dollar Storage Rental Growth of 5%

BOSTON--(BUSINESS WIRE)--February 28, 2013--Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, today reported financial and operating results for the fourth quarter and year ended December 31, 2012. Total revenues for the quarter were $758 million, up 2.2% compared with last year, driven by solid storage rental growth. On a constant dollar (C$) basis, total revenue growth for the fourth quarter was 2.5%, reflecting solid storage rental gains of 4.8%, offset by a modest 0.5% decline in total service revenues. Adjusted OIBDA for the fourth quarter was $207 million and Adjusted EPS was $0.20 per share ($0.15 per share on a GAAP basis).

For the full-year, revenues were $3.0 billion, Adjusted OIBDA was $912 million and Adjusted EPS was $1.21 per share ($1.05 per share on a GAAP basis), all within the Company’s full-year 2012 guidance. Reconciliations of supplemental non-GAAP measures to GAAP measures may be found in Appendix A or by visiting the Investor Relations page at www.ironmountain.com under “Supplemental Data.”

“Our solid operating performance in the fourth quarter concludes a year of consistent growth in our storage rental business which more than offset moderate declines in core services,” said William Meaney, Iron Mountain’s president and chief executive officer. “Strong constant dollar storage rental growth of 5% in the fourth quarter reflects healthy increases of more than 12% in our international business, driven by robust organic growth and acquisitions, and more than 2% in our North American business.

“Looking forward, we are well positioned to deliver against our financial objectives in 2013 and will continue to pursue strategies to sustain the durability of our storage rental business. We have opportunities to invest in fast-growing emerging markets through an approach that is consistent with our focus on attractive returns. In developed markets, we are tapping into the unvended segment and are beginning to see results from the refocusing of our sales and account management teams into vertical market segments. We will continue to apply a strict capital allocation approach to our business,” Mr. Meaney added.

Financial Review

Total revenue performance for the quarter was supported by strong storage rental gains, which continued to provide a solid foundation for overall financial performance and offset a modest decline in total service revenues. A decrease in activity-based service revenues and lower recycled paper revenues drove the decline in service revenues; however, the negative impact of paper prices was much less than earlier in 2012, as the steep decline in pricing began in the fourth quarter of 2011. Strong growth in Document Management Solutions and storage-related services in Latin America helped to offset the decline in developed market service revenues. Foreign currency rate changes had a minimal impact on revenue growth rates during the quarter. Global storage volume growth was 1.8% on a year-over-year basis, driven by a 9% increase in international storage rental volumes and relatively flat North American volumes. Net pricing increased approximately 2% in the quarter.

Adjusted OIBDA margins for the fourth quarter were down 480 basis points (a decline of 120 basis points for the full-year), primarily driven by service revenue declines, costs associated with accelerated facility closures in the United Kingdom and the southeast United States, international acquisitions (primarily the Grupo Store acquisition in Brazil), and increased selling, general and administrative (SG&A) expenses. The increase in SG&A costs was due primarily to the realignment of the sales and account management organizations to enhance focus on vertical market opportunities, changes to equity-based incentive plans and year-end adjustments to accruals. Lower recycled paper pricing negatively impacted Adjusted OIBDA margins by approximately 35 basis points compared with the fourth quarter of 2011. The Company remains on track toward our goal of achieving 25% international margins by the end of 2013. Excluding the impact of the 2012 acquisitions and accelerated closure of the U.K. facility, international margins improved by roughly 40 basis points in the fourth quarter and 150 basis points for the full year.

The decline in Adjusted EPS for the quarter compared to the same prior year period was due primarily to the impacts to Adjusted OIBDA noted above and higher interest expense associated with additional borrowings to support stockholder payout programs and costs related to the Company’s proposed conversion to a real estate investment trust, or REIT. These impacts more than offset lower depreciation and amortization expense and lower income tax expense.

Free Cash Flow (FCF) for 2012 before acquisitions, real estate and capital expenditures related to our proposed conversion to a REIT was $347 million, slightly above the mid-point of the Company’s guidance of $320 million to $360 million. Capital expenditures totaled $182 million (excluding $54 million of acquired real estate and $13 million of REIT-related capital expenditures), or 6.1% of revenues for the full-year. The Company’s liquidity position remains strong at $911 million and its consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.9x at quarter end, within its target range of 3x to 4x.

Dividends

On November 21, 2012, the Company issued 17.0 million new shares of its common stock in connection with the payment of the previously announced special dividend of $700 million, or approximately $4.06 per share (the “Special Dividend”). The Special Dividend, which represents a significant portion of the distribution that would eventually be required should the Company successfully convert to a REIT, was paid 80% in stock and 20% in cash. Additionally, Iron Mountain’s board of directors declared a quarterly dividend of $0.27 per share for stockholders of record as of December 26, 2012, which was paid on January 17, 2013. As a result of the additional shares issued in connection with the Special Dividend, this quarterly dividend represented an increase in the aggregate quarterly dividend paid of nearly 10% over prior levels.

Financial Performance Outlook

Today the Company reiterated its 2013 full-year guidance for revenue, Adjusted OIBDA and FCF originally issued at its Investor Day event in October 2012. We have increased our capital expenditure outlook to approximately $290 million, including approximately $75 million for real estate. The increase in the capital spending outlook incorporates approximately $22 million associated with the relocation of our Boston headquarters announced in the fourth quarter of 2012 and approximately $11 million for the acquisition of a previously leased facility in Dallas, Texas in the first quarter of 2013. The FCF outlook is unchanged from November as the increased outlook for capital expenditures is being offset by lower cash taxes due to the timing of payments. Also, we have updated our Adjusted EPS outlook to reflect our expectations for higher depreciation and interest expense and the increase in shares outstanding following the Special Dividend paid in November 2012. Adjusted EPS for 2013 is now expected to be in the range of $1.13 per share to $1.24 per share assuming a tax rate of approximately 39% and 190 million weighted average shares outstanding.

The Company also updated its preliminary outlook for REIT conversion costs and related expenditures to reflect a more informed view of the necessary costs particularly with respect to the international conversions. We are investing to ensure that we are ready to convert to a REIT effective January 1, 2014, including having our REIT-critical systems operating in the third quarter of this year. We now expect the 2013 REIT Costs (as defined below) to include approximately $65 million to $95 million of operating expenses, approximately $30 million to $45 million of capital expenditures and tax payments of approximately $105 million to $115 million. These items are not included in the outlook presented below and would reduce FCF by $185 million to $230 million and reported EPS by $0.26 to $0.36 per share.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions, except per share data):

FY/2013 Outlook
($MM except per share data)	Current	Previous	C$ Growth
Revenues	$3,020 - $3,100	$3,020 - $3,100	0% - 3%(1)
Adjusted OIBDA(2)	$905 - $935	$905 - $935	(1)% - 2%
Adjusted EPS(2)(3)	$1.13 - $1.24	$1.18 - $1.28
Investments:
Capex (ex RE)(2)(4)	~$215	~$190
Real Estate(5)	~$75	~$65
FCF (ex RE) (2)	$320 - $360	$320 - $360

(1) Includes (1)% - 2% internal revenue growth

(2) These items exclude costs and expenditures associated with the work of the Strategic Review Special Committee of the board of directors and the proposed REIT conversion

(3) Both the current and previous guidance have been adjusted to reflect the increase in shares outstanding following the Special Dividend paid on November 21, 2012.

(4) Includes ~$22 million for the relocation of the Boston headquarters

(5) Includes ~$30 million for data center construction

Iron Mountain’s conference call to discuss its fourth quarter and full-year 2012 financial results and 2013 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The Company’s real estate network of over 64 million square feet across more than 1,000 facilities in 35 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2013 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our estimated range of tax payments and other costs expected to be incurred in connection with our proposed conversion to a REIT. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) with regard to our estimated tax and other REIT conversion costs, our estimates may not be accurate, and such costs may turn out to be materially different than our estimates due to unanticipated outcomes in the private letter rulings from the U.S Internal Revenue Service, changes in our support functions and support costs, the unsuccessful execution of internal planning, including restructurings and cost reduction initiatives, or other factors; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iv) changes in the price for our storage and information management services relative to the cost of providing such storage and information management services; (v) changes in customer preferences and demand for our storage and information management services; (vi) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for our business; (viii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (ix) changes in the political and economic environments in the countries in which our international subsidiaries operate; (x) claims that our technology violates the intellectual property rights of a third party; (xi) the cost of our debt; (xii) the impact of alternative, more attractive investments on dividends; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, in each case, under “Item 1A. Risk Factors,” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

We have presented in this earnings release financial data (Adjusted OIBDA, Adjusted OIBDA Margin %, Adjusted EPS and FCF) that exclude certain costs associated with the Company’s 2011 proxy contest, the work of the Strategic Review Special Committee of the board of directors and the Company’s proposed REIT conversion (collectively, “REIT Costs”). Reconciliations of supplemental non-GAAP measures to GAAP measures are presented below or by visiting the Investor Relations page at www.ironmountain.com under “Supplemental Data.” We believe the adjusted data provides meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that the adjusted data also facilitates the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Selected Financial Data:
(dollars in millions, except per share data)	Q4/2011	Q4/2012	Inc (Dec)	FY 2011	FY 2012	Inc (Dec)
Revenues	$742	$758	2.2%	$3,015	$3,005	(0.3)%

Gross Profit (excluding D&A)	$427	$420	(1.5)%	$1,770	$1,728	(2.3)%
Gross Margin %	57.5%	55.4%		58.7%	57.5%

Adjusted OIBDA	$238	$207	(13.1)%	$950	$912	(4.0)%
Adjusted OIBDA Margin %	32.0%	27.2%		31.5%	30.4%

Operating Income	$149	$103	(31.4)%	$571	$557	(2.5)%
Interest Expense, net	$58	$64	10.7%	$205	$243	18.2%

Income from Continuing Operations	$47	$27	(42.5)%	$246	$183	(25.5)%
Adj. EPS from Continuing Operations – FD	$0.33	$0.20	(39.4)%	$1.36	$1.21	(11.0)%

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation, Amortization, Intangible Impairments, and REIT Costs, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation, amortization, intangible impairments, gain (loss) on disposal/write-down of property, plant and equipment, net, and REIT Costs. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. These measures are an integral part of the internal reporting system we use to assess and evaluate the operating performance of our business. We use multiples of current or projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide our current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (1) (gain) loss on the disposal/write-down of property, plant and equipment, net; (2) intangible impairments; (3) REIT Costs; (4) other (income) expense, net; and (5) the tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to our current and potential investors when comparing our results from past, present and future periods.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate and capital expenditures associated with the REIT conversion), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs. REIT Costs are also excluded from FCF. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):

	Three Months Ended December 31,		Full-Year Ended December 31,
	2011	2012	2011	2012
Adjusted OIBDA	$238	$207	$950	$912
Less: Depreciation & Amortization	84	80	319	316
Intangible Impairments	4	--	47	--
Loss (Gain) on disposal/write-down of PP&E, net	--	6	(2)	4
REIT Costs	1	18	16	34
Operating Income	$149	$103	$571	$557
Less: Interest Expense, net	58	64	205	243
Other (Income) Expense, net	3	2	13	16
Provision for Income Taxes	41	10	106	115
Income from Continuing Operations	$47	$27	$246	$183

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended December 31,		Full-Year Ended December 31,
	2011	2012	2011	2012
Adjusted EPS from Continuing Operations – FD	$0.33	$0.20	$1.36	$1.21
Less: Loss (Gain) on disposal/write-down of PP&E, net	--	0.03	(0.01)	0.03
Intangible Impairments	0.02	--	0.24	--
Other (Income) Expense, net	0.02	0.01	0.07	0.09
REIT Costs	--	0.10	0.08	0.20
Tax impact of reconciling items and discrete tax items	0.03	(0.09)	(0.28)	(0.16)
Reported EPS from Continuing Operations – FD	$0.26	$0.15	$1.26	$1.05

Weighted average common shares outstanding – FD (000s)	182,470	181,967	195,938	174,867

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Full-Year Ended December 31,
	2011	2012
Free Cash Flows Before Acquisitions and Discretionary Investments	$467	$347
Add: Capital Expenditures (excluding real estate), net	184	184
Additions to Customer Acquisition Costs	22	29
Less: REIT Conversion Costs, net of tax	10	24
REIT Conversion Capital Expenditures	--	13
REIT Conversion Tax Payments	--	80
Cash Flows from Operating Activities from Continuing Operations	$664	$444

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
REVENUES:
Storage Rental	$420,818	$439,696	$1,682,990	$1,733,138
Service	321,019	318,771	1,331,713	1,272,117

Total Revenues	741,837	758,467	3,014,703	3,005,255

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	315,307	338,411	1,245,200	1,277,113
Selling, General and Administrative	189,444	231,698	834,591	850,371
Depreciation and Amortization	83,564	79,882	319,499	316,344
Intangible Impairments	4,000	—	46,500	—
Loss (Gain) on Disposal / Write-down of Property, Plant and Equipment, Net	59	5,915	(2,286)	4,400

Total Operating Expenses	592,374	655,906	2,443,504	2,448,228

OPERATING INCOME	149,463	102,561	571,199	557,027

INTEREST EXPENSE, NET	57,987	64,218	205,256	242,599
OTHER EXPENSE, NET	2,749	1,554	13,043	16,062

Income from Continuing Operations before Provision
for Income Taxes	88,727	36,789	352,900	298,366

PROVISION FOR INCOME TAXES	41,345	9,529	106,488	114,873
INCOME FROM CONTINUING OPERATIONS	47,382	27,260	246,412	183,493
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(13,740)	(1,074)	(47,439)	(6,774)
GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	359	-	200,619	(1,885)
NET INCOME	34,001	26,186	399,592	174,834

Less: Net Income Attributable to Noncontrolling Interests	1,945	692	4,054	3,126

Net Income Attributable to Iron Mountain Incorporated	$32,056	$25,494	$395,538	$171,708

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.26	$0.15	$1.27	$1.06
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.07)	$(0.01)	$0.79	$(0.05)
Net Income Attributable to Iron Mountain Incorporated	$0.18	$0.14	$2.03	$0.99
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.26	$0.15	$1.26	$1.05
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(0.07)	$(0.01)	$0.78	$(0.05)
Net Income Attributable to Iron Mountain Incorporated	$0.18	$0.14	$2.02	$0.98

DIVIDENDS DECLARED PER COMMON SHARE	$0.2500	$4.3300	$0.9375	$5.1200
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	181,615	180,022	194,777	173,604
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	182,470	181,967	195,938	174,867

Adjusted Operating Income before Depreciation and Amortization	$237,641	$206,608	$950,439	$912,217

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2011	December 31, 2012
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$179,845	$243,415
Restricted Cash	35,110	33,612
Accounts Receivable (less allowances of $23,277 and $25,209, respectively)	543,467	572,200
Other Current Assets	148,772	174,865
Assets of Discontinued Operations	7,256	-
Total Current Assets	914,450	1,024,092

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,232,594	4,443,323
Less: Accumulated Depreciation	(1,825,511)	(1,965,596)
Property, Plant and Equipment, net	2,407,083	2,477,727

OTHER ASSETS:
Goodwill, net	2,254,268	2,334,759
Other Non-current Assets, net	465,457	521,761
Total Other Assets	2,719,725	2,856,520

Total Assets	$6,041,258	$6,358,339

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$73,320	$92,887
Other Current Liabilities	772,393	812,066
Liabilities of Discontinued Operations	3,317	-
Total Current Liabilities	849,030	904,953

LONG-TERM DEBT, NET OF CURRENT PORTION	3,280,268	3,732,116
OTHER LONG-TERM LIABILITIES	657,704	558,822
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,245,688	1,149,971
NONCONTROLLING INTERESTS	8,568	12,477

TOTAL EQUITY	1,254,256	1,162,448

Total Liabilities and Equity	$6,041,258	$6,358,339

CONTACT:
Iron Mountain Incorporated
Investor Relations Contacts:
Melissa Marsden, 617-869-9920
Senior Vice President, Investor Relations
Melissa.marsden@ironmountain.com
or
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com